Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 27, 2011
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2011 SECOND
QUARTER RESULTS

PRYOR, OKLAHOMA (July 27, 2011) – Orchids Paper Products Company (NYSE Amex: TIS) today reported second quarter 2011 financial results.

Summary:

•
Second quarter 2011 net income was $1.2 million, a decrease of $975,000, or 45%, compared with $2.2 million of net income in the same period of 2010.  Year-to-date net income for 2011 was $1.8 million, a decrease of $1.7 million, or 49%, compared with $3.5 million of net income in the same period of 2010.

•
Diluted net income per share for the second quarter 2011 was $0.16 per diluted share compared with $0.28 per diluted share in the same period in 2010.  Year-to-date net income per share for 2011 was $0.24 compared with $0.46 per share for the same period of 2010.

•
Net sales in the second quarter of 2011 decreased 5% to $23.4 million compared with $24.7 million in the same period in 2010.  Year-to-date net sales increased $333,000, or 1% to $46.1 million, compared with $45.7 million in the same period of 2010.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “Our second quarter results were consistent with our overall business expectations.  Although our results were generally lower in the second quarter compared to the prior year quarter, on a sequential quarter basis we delivered improved results in key areas.  Earnings per share improved to $0.16 per share compared to $0.08 in the first quarter and EBITDA improved by 28% to $3.7 million.  The additional converting product business we announced in February is on track and shipments began in the latter part of the second quarter.  We continue to be positive about the future converted product business opportunities that continue to present themselves in the market.”

Mr. Snyder added, “Our efforts continue to broaden and improve the quality attributes of our product offerings.  We expect positive results from these efforts as it relates to our ability to generate new higher quality, mid-tier sales.”

Three-month period ended June 30, 2011

Net sales in the quarter ended June 30, 2011 were $23.4 million, a decrease of $1.3 million, or 5%, compared to $24.7 million in the same period of 2010.  Net sales of converted product were $18.8 million in the 2011 quarter, unfavorable by $1.4 million, or 7%, compared to the $20.2 million of net sales in the same quarter last year.  Net sales of parent rolls were $4.6 million in the second quarter of 2011, an increase of $134,000, or 3%, compared to $4.5 million of parent roll sales in the same quarter last year.  The decrease in converted product sales resulted from a decrease in converted product tonnage shipped of 10% being partially offset by a 3% increase in net selling price per ton.  Net sales of parent rolls were positively affected by a 4% increase in net selling prices being partially offset by a 1% decrease in tonnage shipped.  The decrease in converted product tonnage shipments is primarily due to softer demand for our products from certain customers.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended June 30, 2011 was $3.7 million, a decrease of $726,000, or 17%, compared to $4.4 million in the same period in the prior year.  As a percent of net sales, EBITDA was 15.7% in the 2011 quarter compared with 17.8% in the 2010 quarter.

Gross profit for the second quarter of 2011 was $3.7 million, a decrease of $1.4 million, or 27%, when compared with a gross profit of $5.1 million in the prior year quarter.  Gross profit as a percent of net sales was 15.9% in the second quarter of 2011 compared to 20.6% for the same period in 2010.  As a percent of net sales, gross profit decreased primarily due to higher depreciation expense, higher waste paper prices, and a higher percentage of parent roll sales, being partially offset by lower warehousing costs.

Depreciation expense increased $613,000 primarily due to the $27 million converting and waste water treatment expansion projects that were completed and placed into service in 2010.    Cost per ton of waste paper in the second quarter of 2011 was 8% higher than the costs incurred in the same quarter of 2010, resulting in increased cost of sales of $380,000.    Parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit margin than converted product sales.

Selling, general and administrative expenses in the second quarter of 2011 totaled $1.8 million, which was flat with the prior year.  As a percent of net sales, selling, general and administrative expenses increased to 7.8% for the quarter ended June 30, 2011, compared to 7.5% in the prior year quarter.

Interest expense for the second quarter of 2011 totaled $191,000 compared to interest expense of $211,000 in the same period in 2010.  The lower level of interest expense resulted from the effects of the refinancing of the Company’s credit facility on April 25, 2011, which resulted in lower borrowing levels and interest rates.

As of June 30, 2011, the full year effective tax rate is estimated to be 30.3%.

On June 22, 2011, dividends totaling $749,000, or $0.10 per share, were paid to stockholders of record as of June 6, 2011, bringing total dividends paid to stockholders during 2011 to $1.5 million, or $0.20 per share.

Six-month period ended June 30, 2011

Net sales for the six-month period ended June 30, 2011 were $46.1 million, an increase of $333,000, or 1%, compared to $45.7 million in the same period of 2010.  Net sales of converted product were $36.7 million in the 2011 period, unfavorable by $1.1 million, or 3%, compared to the $37.8 million of net sales in the same period last year.  Net sales of parent rolls were $9.3 million in the six-month period of 2011, an increase of $1.4 million, or 18%, compared to $7.9 million of parent roll sales in the same period last year.  The decrease in converted product sales resulted from an 8% decrease in converting tonnage shipped being partially offset by a 5% increase in net selling prices.  Net sales of parent rolls were positively affected by a 9% increase in tonnage shipped and an 8% increase in net selling prices.  The increase in parent roll tonnage shipments was due to improved efficiencies in paper making production.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the six-month period ended June 30, 2011 was $6.5 million, a decrease of $1.2 million compared to $7.7 million in the same period in the prior year.  As a percent of net sales, EBITDA was 14.2% in the 2011 period compared with 16.8% in the 2010 period.

Gross profit for the six-month period of 2011 was $6.4 million, a decrease of $2.5 million, or 28%, when compared with a gross profit of $8.9 million in the prior year period.  Gross profit as a percent of net sales was 13.9% in the 2011 period compared to 19.5% for the 2010 period.  As a percent of net sales, gross profit decreased primarily due to higher depreciation expense, higher waste paper prices, lower converted product sales, and a higher percentage of parent roll sales, being partially offset by lower warehousing costs.

Depreciation expense increased $1.2 million as described in the discussion of the quarter results above.  Cost per ton of waste paper in the six-month period of 2011 was 7% higher than the costs incurred in the same period of 2010, resulting in increased cost of sales of $707,000.    Parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit margin than converted product sales.  No third-party warehousing costs were experienced in the 2011 period compared to $896,000 of third-party warehousing costs experienced in the prior year period.

Selling, general and administrative expenses in the six-month period of 2011 totaled $3.4 million, favorable by $180,000, or 5%, compared to the $3.6 million of selling, general and administrative expenses incurred in the 2010 period.  Lower accruals under our incentive bonus program and decreased stock option expense were the primary reasons for the reduced selling, general and administrative expenses.  As a percent of net sales, selling, general and administrative expenses decreased to 7.4% for the six-month period ended June 30, 2011, compared to 7.8% in the prior year period.

Interest expense for the six-month period of 2011 totaled $440,000 compared to interest expense of $426,000 in the same period in 2010.  The higher level of interest expense resulted from increased borrowing levels during 2011 to finance the 2010 waste water treatment plant expansion and warehouse project being partially offset by the re-financing described in the discussion of the quarter results above.

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its second quarter financial results at 10:00 a.m. (ET) on Thursday, July 28, 2011.  All interested parties may participate in the teleconference by calling 866 800 8648 and providing pass code 204 470 19.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 11, 2011.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses primarily recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website athttp://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(In thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Converted Product Net Sales	$ 18,751	$ 20,187	$ 36,735	$ 37,824
Parent Roll Net Sales	4,632	4,498	9,323	7,901
Net Sales	23,383	24,685	46,058	45,725
Cost of Sales	19,666	19,610	39,633	36,789
Gross Profit	3,717	5,075	6,425	8,936
Selling, General and Administrative Expenses	1,816	1,841	3,396	3,576
Operating Income	1,901	3,234	3,029	5,360
Interest Expense	191	211	440	426
Other Income, net	(7)	(13)	(16)	(27)
Income Before Income Taxes	1,717	3,036	2,605	4,961
Provision for Income Taxes	520	864	788	1,429
Net Income	$ 1,197	$ 2,172	$ 1,817	$ 3,532
Average number of shares outstanding, basic	7,490,475	7,486,725	7,489,335	7,441,069
Average number of shares outstanding, diluted	7,706,148	7,768,013	7,709,449	7,753,905
Net income per share:				
Basic	$ 0.16	$ 0.29	$ 0.24	$ 0.47
Diluted	$ 0.16	$ 0.28	$ 0.24	$ 0.46
Cash dividends paid	$ 749	$ -	$ 1,498	$ -
Cash dividends per share	$ 0.10	$ -	$ 0.20	$ -
Operating Data:				
Total Tons Shipped	13,580	14,614	27,208	27,793
Net Selling Price per Ton	$ 1,722	$ 1,689	$ 1,693	$ 1,645
Total Paper Cost per Ton Consumed	$ 818	$ 782	$ 819	$ 789
Total Paper Cost	$ 11,391	$ 10,763	$ 22,552	$ 21,253
Cash Flow Data:				
Cash Flow Provided by (Used in):				
Operating Activities	$ 2,424	$ 4,416	$ 6,787	$ 7,112
Investing Activities	$ 6,293	$ (7,341)	$ 5,576	$ (9,702)
Financing Activities	$ (7,230)	$ 2,663	$ (11,013)	$ 1,738

Balance Sheet Data:	As of June 31, 2011	As of December 31, 2010
Cash	$ 1,492	$ 142
Accounts Receivable, net	7,214	6,155
Inventory, net	8,455	7,595
Short Term Investments	2,022	9,518
Income Taxes Receivable	-	3,952
Other Current Assets	2,413	1,328
Property Plant and Equipment	116,241	114,321
Accumulated Depreciation	(24,012)	(20,516)
Net Property Plant and Equipment	92,229	93,805
Other Long Term Assets	54	76
Total Assets	$ 113,879	$ 122,571
Accounts Payable	$ 4,359	$ 5,250
Accrued Liabilities	2,591	2,269
Total Debt	17,878	27,357
Deferred Income Taxes	18,887	18,099
Total Stockholders' Equity	70,164	69,596
Total Liabilities and Stockholders' Equity	$ 113,879	$ 122,571

Non-GAAP Measurements

EBITDA Reconciliation:	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Net Income	$ 1,197	$ 2,172	$ 1,817	$ 3,532
Plus: Interest Expense	191	211	440	426
Plus: Income Tax Expense	520	864	788	1,429
Plus: Depreciation	1,760	1,147	3,496	2,278
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 3,668	$ 4,394	$ 6,541	$ 7,665

Net Debt Reconciliation:	As of June 30, 2011	As of December 31, 2010
Current Portion Long Term Debt	$ 1,152	$ 10,742
Long-Term Debt	16,726	16,615
Total Debt	17,878	27,357
Less Cash	(1,492)	(142)
Less Short Term Investments	(2,022)	(9,518)
Net Debt	$ 14,364	$ 17,697